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                                                                   EXHIBIT 23.02


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999), with respect to the combined financial statements of the Network & Storage Management Group included in the Joint Proxy Statement of Seagate Software, Inc. that is made part of Amendment No. 1 to the Registration Statement (Form S-4) and Prospectus of VERITAS Holding Corporation for the registration of shares of its common stock.


                                                /s/ Ernst & Young LLP


San Jose, California
April 19, 1999